 Exhibit 10.1

First Amendment to Option Agreement

This First Amendment (this “Amendment”), dated as of January 5, 2015 (the “Amendment Effective Date”), amends that certain Option Agreement (the “Option Agreement”), dated October 27, 2014 (the “Effective Date”), between Amarantus Bioscience Holdings, Inc., a Nevada corporation (“Amarantus”) and Lonza Walkersville, Inc., a Delaware corporation ( “Lonza”). The parties identified above are sometimes hereinafter individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS, upon the terms and subject to the conditions contained herein, Lonza and Amarantus have agreed to amend the Option Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties to this Amendment agree as follows:

(a) Definitions. Capitalized terms not otherwise defined herein shall have the definitions provided in the Option Agreement.

(b) Dismissal. Lonza and Amarantus (individually and as successor to and on behalf of Regenicin, Inc. (“Regenicin”)) and Regenicin intend to enter into a settlement agreement and dismissal of litigation (the “Settlement Agreement and Dismissal of Litigation”) no later than February 5, 2015 relating to the following action: on or about September 30, 2013, Regenicin commenced an action in the Superior Court of Fulton County entitled, Regenicin, Inc. v. Lonza Walkersville, Inc., Lonza Group, Ltd. and Lonza America, Inc., Case No. 2013-CV-237150, which action was removed to the United States District Court for the Northern District of Georgia, Case No. 1:13-cv-3596, and thereafter transferred to the United States District Court for the District of New Jersey, Case No. 1:13-cv-3596 (the “Action”); and on or about November 19, 2014, Amarantus entered into an asset purchase agreement with Regenicin pursuant to which Amarantus acquired, inter alia, all of Regenicin’s rights, title and claims related to the Action, including but not limited to all claims set forth in the Action, and any and all claims Regenicin had or may have had to Lonza’s and/or Cutanogen Corporations’s intellectual property, manufacturing rights, licensing rights and know-how technology.

(c) Additional Consideration. In addition to the consideration already paid under the Option Agreement, Amarantus shall pay Lonza $400,000 no later than January 7, 2015, by wire transfer of immediately available funds to an account previously specified in writing by Lonza. In addition to the foregoing, upon Amarantus’ written request and payment to Lonza of an additional $300,000 no later than March 2, 2015, by wire transfer of immediately available funds to an account previously specified in writing by Lonza, this Option Agreement may be further extended to March 31, 2015. No more than $700,000 is due and payable under this Amendment. All of the additional consideration under this Amendment is non-refundable and will not be creditable against any amounts payable under the SPA.

(d) Extension of Option Period. The Option Period as defined in Section 1.1 of the Option Agreement is extended, upon payment of $400,000 of the additional consideration set forth in (c) above, through February 28, 2015 and may be further extended, upon payment of an additional $300,000 of the additional consideration set forth in (c) above, through March 31, 2015; provided, however, if Lonza and Amarantus do not enter into the Settlement Agreement and Dismissal of Litigation by February 5, 2015, the Option Period and Option Agreement shall immediately terminate on February 5, 2015.

(e) Amendment to SPA. Amarantus and Lonza hereby agree to add the following to Section 9.5 of the Form SPA:

BOTH PARTIES HEREBY AGREE THAT TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER’S LIABILITY TO PURCHASER, FOR ANY AND ALL CLAIMS, LOSSES, EXPENSES, OR DAMAGES, WHATSOEVER, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT FROM ANY CAUSE OR CAUSES, INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, ERRORS, OMISSIONS OR STRICT LIABILITY, SHALL NOT EXCEED FOUR MILLION DOLLARS ($4,000,000). TO THE EXTENT THAT THIS CLAUSE CONFLICTS WITH ANY OTHER CLAUSE, THIS CLAUSE SHALL TAKE PRECEDENCE OVER SUCH CONFLICTING CLAUSE. IF APPLICABLE LAW PREVENTS ENFORCEMENT OF THIS CLAUSE, THEN THIS CLAUSE SHALL BE DEEMED MODIFIED TO PROVIDE THE MAXIMUM PROTECTION FOR SELLER AS IS ALLOWABLE UNDER APPLICABLE LAW.

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be executed on its behalf by its duly authorized representative.

LONZA WALKERSVILLE, INC.		AMARANTUS BIOSCIENCE HOLDINGS, INC.

By:	/s/ Bradley Luria	By:	/s/ Robert Farrell
Name:	Bradley Luria	Name:	Robert Farrell
Title:	Assistant Secretary	Title:	Chief Financial Officer